Exhibit 99.1

Leap Reports Results for Fourth Quarter and Full-Year 2009

~ Adjusted OIBDA Increases 43 Percent Over Prior Year Quarter~

~Adds Record 1.1 Million Net New Customers in 2009~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EST today at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--February 25, 2010--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and operational results for the fourth quarter and year ended December 31, 2009. Service revenues for the fourth quarter increased 19.3 percent over the prior year quarter to $547.0 million. The Company reported adjusted operating income before depreciation and amortization (OIBDA) of $129.5 million for the fourth quarter, up $38.6 million over the comparable period of the prior year, and fourth quarter 2009 operating income of $4.5 million, compared to $3.8 million for the fourth quarter of 2008. Adjusted OIBDA for the Company’s existing business was $157.3 million for the quarter, an increase of approximately $7.8 million, or 5 percent, over the prior year period.

The Company reported approximately 298,000 net customer additions for the fourth quarter of 2009, resulting in 4.95 million end-of-period customers, an increase of more than one million customers over the prior year end. Fourth quarter net customer additions included approximately 102,000 net voice additions in the Company’s existing markets (those markets in operation on December 31, 2007); approximately 127,000 net voice additions in the Company’s expansion markets (those markets that launched service after December 31, 2007); and approximately 69,000 net broadband additions. Churn for the quarter was 4.7 percent.

“During a year of unprecedented change and challenge, the Company continued to execute on its strategy and ended 2009 with growth across the business. The Company delivered solid fourth quarter performance, as demonstrated by a 19 percent year-over-year increase in service revenues and a 43 percent year-over-year increase in adjusted OIBDA as we move towards completing the initial phase of our Auction 66 investment,” said Doug Hutcheson, Leap's president and chief executive officer. “The Company added more than 1.1 million new customers in 2009, the most in any year in its history, ending the year with a 29 percent annual increase in total customers. We are also pleased with the developing performance of our 3G broadband services, including our new, unique Cricket Broadband product which we introduced in the fourth quarter of 2009 in mass merchant distribution.”

Continued Hutcheson, “We believe our competitive position remains attractive as we move into 2010 and that the steps we have taken and plan to take will provide us with flexibility and a strong platform for continued customer growth in the wireless marketplace. As we move through the first quarter, we are experiencing the typical seasonality of the business and recently gained our five millionth customer, including the 600 thousandth customer for our Cricket Broadband service. Although we expect churn to remain higher than historical levels in the near-term, we look forward to improved performance over the long-term due to expected improvements in customer tenure in our newly-launched markets, potential lower unemployment levels among our customer base and the impact of new enhancements we are introducing. These enhancements include plans to refresh our service plans in the coming weeks as we typically do, which will feature an even-larger expanded calling footprint for our customers. In addition, the Company expects to launch its first fully-3G smartphones with the introduction of a Blackberry device and an Android phone later in the year, and we also just announced plans to form a joint venture with Pocket Communications in our attractive South Texas market area. We believe these enhancements will bring even greater value to our customers while generating attractive financial results.”

Key Financial Results and Operating Metrics (1) (In millions, except for percentages, customer data and operating metrics)

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	Change	2009	2008	Change
	(Unaudited)	(Unaudited)

Service revenues	$547.0	$458.5	19.3%	$2,143.8	$1,709.1	25.4%
Existing business service revenues(2)	$407.7	$415.8	2.0%	$1,711.8	$1,629.6	5.0%
Total revenues	$599.3	$518.9	15.5%	$2,383.2	$1,958.9	21.7%
Operating income	$4.5	$3.8	18.4%	$31.1	$46.7	(33.4%)
Adjusted OIBDA	$129.5	$90.9	42.5%	$485.6	$413.7	17.4%
Adjusted OIBDA as a percentage of service revenues	24%	20%	—	23%	24%	—
Existing business adjusted OIBDA(2)	$157.3	$149.5	5.2%	$688.2	$585.8	17.5%
Existing business adjusted OIBDA as a percentage of existing business service revenues	39%	36%	—	40%	36%	—
Net loss	$(64.0)	$(54.6)	(17.2%)	$(238.0)	$(143.4)	(66.0%)
Diluted loss per share	$(0.82)	$(0.82)	—	$(3.30)	$(2.21)	—
Gross customer additions(3)	968,039	801,436	20.8%	3,500,113	2,487,579	40.7%
Net customer additions	297,743	385,292	(22.7%)	1,109,445	942,304	17.7%
End of period customers	4,954,105	3,844,660	28.9%	4,954,105	3,844,660	28.9%
Weighted-average customers	4,716,185	3,600,393	31.0%	4,440,822	3,272,347	35.7%
Churn	4.7%	3.8%		4.5%	4.0%
End of period covered POPS	~ 94.2	~67.2	40.2%	~ 94.2	~67.2	40.2%
Average revenue per user (ARPU)	$38.66	$42.44	(8.9%)	$40.23	$43.52	(7.6%)
Cash costs per user (CCU)	$17.10	$20.55	(16.8%)	$18.26	$21.18	(13.8%)
Cost per gross addition (CPGA)	$181	$182	(0.5%)	$196	$186	5.4%
Cash purchases of property and equipment	$122.0	$267.3	(54.4%)	$699.5	$795.7	(12.1%)
Unrestricted cash, cash equivalents and short-term investments	$564.2	$595.9	(5.3%)	$564.2	$595.9	(5.3%)

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2) The term “existing markets” in this release refers to the Company’s markets in service on December 31, 2007, and the term “expansion markets” refers to the Company’s markets which launched service after December 31, 2007. The term “existing business” refers to the Company’s business operations in existing markets, excluding any effects of the Company’s Cricket Broadband service.

(3) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Fourth Quarter

  Service revenues for the fourth quarter of 2009 increased to $547 million, a 19.3 percent increase over the comparable period of the prior year and a 1 percent increase over the third quarter of 2009. The year-over-year increase resulted from a 31 percent increase in weighted-average customers reflecting growth in the Company’s existing business, success of the Company’s new market launches and customer acceptance of the Company’s Cricket Broadband service, offset by changes in ARPU.
  Fourth quarter 2009 ARPU declined 8.9 percent from the prior year quarter, and 2.4 percent from the third quarter of 2009, to $38.66, primarily due to competitive pricing actions implemented by the Company in the middle of the prior quarter, the continued growth of the Company’s lower-priced Cricket Broadband and Cricket PAYGo products, and higher churn as a result of the effects of less-tenured customers in our expansion markets.
  Fourth quarter 2009 operating income was $4.5 million, an increase of $0.7 million from the comparable period of the prior year. Adjusted OIBDA for the fourth quarter of 2009 was $129.5 million, an increase of 43% over the prior year period, which included $27.8 million of negative OIBDA associated with the Company’s new initiatives, including the Company’s Cricket Broadband service and the Company’s recently launched A66 markets. Existing business adjusted OIBDA for the fourth quarter of 2009 increased $7.8 million over the prior year period to $157.3 million, reflecting an increase of approximately 1.1 million end-of-period customers year-over-year and the resulting benefits of scale.
  Net loss for the fourth quarter of 2009 was $64.0 million, or a loss of $0.82 per share, compared to a net loss of $54.6 million, or a loss of $0.82 per share, for the comparable period of the prior year.
  End-of-period customers for the fourth quarter of 2009 were 4.95 million, a 29 percent increase from end-of-period customers for the fourth quarter of 2008 of 3.84 million.
  Customer churn for the fourth quarter of 2009 was 4.7 percent, an increase from 3.8 percent in the comparable period of the prior year but a decrease from 5.4 percent from the third quarter of 2009. This year-over-year increase in fourth quarter churn reflected the effects of increased competition, the effect of less-tenured customers in our expansion markets, and higher unemployment. Fourth quarter churn in the existing business increased to 4.3% from 3.7% in the prior year quarter primarily due to increasing competition and the continued challenging macroeconomic environment.
  Capital expenditures during the fourth quarter of 2009 were $122 million, including capitalized interest of $0.3 million, bringing full-year capital expenditures to $700 million, including capitalized interest of $21 million for the year.

Other Key Operational Highlights

  Completed the initial phase of the Company’s mass merchant distribution strategy, including the rollout of the monthly all-inclusive Cricket PAYGo product into Target and Dollar General stores. The number of national retail locations carrying Cricket products totaled approximately 3,900 at the end of 2009.
  Successfully launched two new tri-band phones: the LG Helix and the Cricket MSGM8T.
  Cricket and mPortal, Inc., were named the Key Technology Enabler in U.S. Mobile Data Services by Frost & Sullivan, an industry analyst. The companies were recognized for deploying mPortal’s software platform that enables next-generation user experiences across devices offered by Cricket.
  Signed an agreement with Pocket Communications in February 2010 to form a Leap-controlled and managed joint venture that will provide enhanced mobile communications through Leap’s Cricket® brand to customers in the South Texas region.

“The strength and resiliency of our business was again evident in our fourth quarter adjusted OIBDA margins as we realized the benefits of increasing scale and cost management activities,” said Walter Berger, Leap’s executive vice president and chief financial officer. “During the fourth quarter, our Cricket Broadband product contributed positive adjusted OIBDA and our consolidated business was unlevered free-cash-flow breakeven for the first time since we began the expansion into our Auction 66 markets. The Company continues to maintain solid financial resources including strong cash flow, a solid balance sheet and effective liquidity management. Our industry-leading cost structure, combined with our continued focus on improving our efficiency and driving our costs lower, position us well to provide our customers increasing value in an evolving wireless marketplace.”

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EST / 2:00 p.m. PST today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-920-2905 (domestic) or 1-212-231-2900 (international). No participant pass code number is required for this call. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the webcast and choose the 'Live Phone' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call.

To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the 'webcast' option to view the slides in conjunction with the webcast.

An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available two hours after the call’s completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering passcode number 21456876.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. The Company and its joint ventures now operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, existing business adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, competitiveness, expected financial and operational performance, including the performance of our new initiatives, 2010 cash flow levels, our pending joint venture with Pocket Communications, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product offerings and execute effectively on our other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade of certain of those systems, including our customer billing system; and
  our ability to consummate the joint venture with Pocket Communications, associated integration risks and costs, and uncertainties regarding the performance of the joint venture post-closing; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC, and our Annual Report on Form 10-K for the year ended December 31, 2009, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Jump, Jump Mobile, Flex Bucket, Real Unlimited Unreal Savings and the Cricket “K” are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, MyPerks and Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$174,999	$357,708
Short-term investments	389,154	238,143
Restricted cash, cash equivalents and short-term investments	3,866	4,780
Inventories	107,912	99,086
Deferred charges	38,872	27,207
Other current assets	73,204	51,948
Total current assets	788,007	778,872
Property and equipment, net	2,121,094	1,842,718
Wireless licenses	1,921,973	1,841,798
Assets held for sale	2,381	45,569
Goodwill	430,101	430,101
Intangible assets, net	24,535	29,854
Other assets	83,630	83,945
Total assets	$5,371,721	$5,052,857
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$310,386	$325,294
Current maturities of long-term debt	8,000	13,000
Other current liabilities	196,647	162,002
Total current liabilities	515,033	500,296
Long-term debt	2,735,318	2,566,025
Deferred tax liabilities	259,512	217,631
Other long-term liabilities	99,696	84,350
Total liabilities	3,609,559	3,368,302
Redeemable noncontrolling interests	71,632	71,879
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 77,524,040 and 69,515,526 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	8	7
Additional paid-in capital	2,148,194	1,839,313
Accumulated deficit	(458,685)	(220,722)
Accumulated other comprehensive income (loss)	1,013	(5,922)
Total stockholders’ equity	1,690,530	1,612,676
Total liabilities and stockholders’ equity	$5,371,721	$5,052,857

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (1) (In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Revenues:
Service revenues	$546,971	$458,506	$2,143,829	$1,709,101
Equipment revenues	52,328	60,417	239,333	249,761
Total revenues	599,299	518,923	2,383,162	1,958,862
Operating expenses:
Cost of service (exclusive of items shown separately below)	153,388	128,563	609,006	488,298
Cost of equipment	142,189	133,017	561,262	465,422
Selling and marketing	99,651	85,134	411,564	294,917
General and administrative	84,260	91,029	358,452	331,691
Depreciation and amortization	113,467	76,609	410,697	331,448
Impairment of assets	—	—	639	177
Total operating expenses	592,955	514,352	2,351,620	1,911,953
Loss on sale or disposal of assets	(1,854)	(768)	(418)	(209)
Operating income	4,490	3,803	31,124	46,700
Equity in net income (loss) of investee	956	829	3,946	(298)
Interest income	1,492	3,132	3,806	14,571
Interest expense	(60,349)	(49,149)	(210,389)	(158,259)
Other income (expense), net	595	(3,897)	469	(7,125)
Loss on extinguishment of debt	—	—	(26,310)	—
Loss before income taxes	(52,816)	(45,282)	(197,354)	(104,411)
Income tax expense	(11,197)	(9,287)	(40,609)	(38,970)
Net loss	(64,013)	(54,569)	(237,963)	(143,381)
Accretion of redeemable noncontrolling interests, net of tax	2,141	(995)	(1,529)	(6,820)
Net loss attributable to common stockholders	$(61,872)	$(55,564)	$(239,492)	$(150,201)
Loss per share:
Basic	$(0.82)	$(0.82)	$(3.30)	$(2.21)
Diluted	$(0.82)	$(0.82)	$(3.30)	$(2.21)
Shares used in per share calculations:
Basic	75,617	68,085	72,515	68,021
Diluted	75,617	68,085	72,515	68,021

LEAP WIRELESS INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (In thousands)

	Year Ended December 31, 2009	Year Ended December 31, 2008
Operating activities:
Net loss	$(237,963)	$(143,381)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	42,713	35,215
Depreciation and amortization	410,697	331,448
Accretion of asset retirement obligations	1,888	1,153
Non-cash interest items, net	8,357	13,057
Loss on extinguishment of debt	8,805	—
Deferred income tax expense	38,164	36,310
Impairment of assets	639	177
Impairment of short-term investments	—	7,538
Loss on sale or disposal of assets	418	209
Equity in net income (loss) of investee	(3,946)	298
Changes in assets and liabilities
Inventories and deferred charges	(20,491)	(60,899)
Other assets	(17,287)	(20,759)
Accounts payable and accrued liabilities	5,674	75,344
Other liabilities	46,649	74,936
Net cash provided by operating activities	284,317	350,646
Investing activities:
Acquisition of a business, net of cash acquired	—	(31,217)
Purchases of property and equipment	(699,525)	(795,678)
Change in prepayments for purchases of property and equipment	5,691	(5,876)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(35,356)	(78,451)
Return of deposit for wireless licenses	—	70,000
Proceeds from sale of wireless licenses and operating assets	2,965	—
Purchases of investments	(883,173)	(598,015)
Sales and maturities of investments	733,268	532,468
Purchase of noncontrolling interest	—	—
Purchase of membership units of equity method investment	—	(1,033)
Change in restricted cash	338	(2,176)
Net cash used in investing activities	(875,792)	(909,978)
Financing activities:
Proceeds from issuance of long-term debt	1,057,474	535,750
Repayment of long-term debt	(897,904)	(10,500)
Payment of debt issuance costs	(16,200)	(7,658)
Proceeds from issuance of common stock, net	267,105	7,885
Other	(1,709)	(41,774)
Net cash provided by financing activities	408,766	483,703
Net decrease in cash and cash equivalents	(182,709)	(75,629)
Cash and cash equivalents at beginning of period	357,708	433,337
Cash and cash equivalents at end of period	$174,999	$357,708

Explanatory Notes to Financial Statements

(1) The consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with the authoritative guidance for the consolidation of variable interest entities because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

(2) On January 1, 2009, we adopted the authoritative guidance for noncontrolling interests, which requires noncontrolling interests to be presented as a separate component of equity in the consolidated balance sheet. The guidance also modifies the presentation of net income by requiring earnings and other comprehensive income to be attributed to controlling and noncontrolling interests. The cumulative impact to the Company’s financial statements as a result of the adoption of the guidance resulted in a $9.2 million reduction to stockholders’ equity, a $5.8 million reduction to deferred tax liabilities and a $15.0 million increase to redeemable noncontrolling interests (formerly referred to as minority interests) as of December 31, 2008. The Company retrospectively applied the guidance to all prior periods.

(3) The following tables summarize operating data for the Company’s consolidated operations for the three months and years ended December 31, 2009 and 2008 (in thousands, except percentages):

	Three Months Ended December 31,
	2009	% of 2009 Service Revenues	2008	% of 2008 Service Revenues	Change from Prior Year
					Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$ 546,971		$ 458,506		$88,465	19.3%
Equipment revenues	52,328		60,417		(8,089)	(13.4%)
Total revenues	599,299		518,923		80,376	15.5%
Operating expenses:
Cost of service	153,388	28.0%	128,563	28.0%	24,825	19.3%
Cost of equipment	142,189	26.0%	133,017	29.0%	9,172	6.9%
Selling and marketing	99,651	18.2%	85,134	18.6%	14,517	17.1%
General and administrative	84,260	15.4%	91,029	19.9%	(6,769)	(7.4%)
Depreciation and amortization	113,467	20.7%	76,609	16.7%	36,858	48.1%
Total operating expenses	592,955	108.4%	514,352	112.2%	78,603	15.3%
Loss on sale or disposal of assets	(1,854)	(0.3)%	(768)	(0.2%)	(1,086)	(141.4%)
Operating income	$ 4,490	0.8%	$ 3,803	0.8%	$687	(18.1%)

	Year Ended December 31,
	2009	% of 2009 Service Revenues	2008	% of 2008 Service Revenues	Change from Prior Year
					Dollars	Percent
Revenues:
Service revenues	$ 2,143,829		$ 1,709,101		$434,728	25.4%
Equipment revenues	239,333		249,761		(10,428)	(4.2%)
Total revenues	2,383,162		1,958,862		424,300	21.7%
Operating expenses:
Cost of service	609,006	28.4%	488,298	28.6%	120,708	24.7%
Cost of equipment	561,262	26.2%	465,422	27.2%	95,840	20.6%
Selling and marketing	411,564	19.2%	294,917	17.3%	116,647	39.6%
General and administrative	358,452	16.7%	331,691	19.4%	26,761	8.1%
Depreciation and amortization	410,697	19.2%	331,448	19.4%	79,249	23.9%
Impairment of assets	639	0.0%	177	0.0%	462	261.0%
Total operating expenses	2,351,620	109.7%	1,911,953	111.9%	439,667	23.0%
Loss on sale or disposal of assets	(418)	0.0%	(209)	0.0%	(209)	(100.0)%
Operating income	$ 31,124	1.5%	$ 46,700	2.7%	$(15,576)	(33.4)%

(4) Total share-based compensation expense related to the Company’s share-based awards for the three months and years ended December 31, 2009 and 2008 was allocated to the statements of operations as follows (in thousands, except per share data):

	Three Months Ended December 31,		Year Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)
Cost of service	$1,036	$915	$3,546	$3,060
Selling and marketing expenses	1,349	1,174	6,264	4,580
General and administrative expenses	7,259	7,624	32,903	27,575
Share-based compensation expense	$9,644	$9,713	$42,713	$35,215
Share-based compensation expense per share:
Basic	$0.13	$0.14	$0.59	$0.52
Diluted	$0.13	$0.14	$0.59	$0.52

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(4) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(5) ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(6) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Selling and marketing expense	$99,651	$85,134	$411,564	$294,917
Less share-based compensation expense included in selling and marketing expense	(1,349)	(1,174)	(6,264)	(4,580)
Plus cost of equipment	142,189	133,017	561,262	465,422
Less equipment revenue	(52,328)	(60,417)	(239,333)	(249,761)
Less net loss on equipment transactions unrelated to initial customer acquisition	(12,521)	(10,885)	(42,069)	(42,174)
Total costs used in the calculation of CPGA	$175,642	$145,675	$685,160	$463,824
Gross customer additions	968,039	801,436	3,500,113	2,487,579
CPGA	$181	$182	$196	$186

(7) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008

Cost of service	$153,388	$128,563	$609,006	$488,298
Plus general and administrative expense	84,260	91,029	358,452	331,691
Less share-based compensation expense included in cost of service and general and administrative expense	(8,295)	(8,539)	(36,449)	(30,635)
Plus net loss on equipment transactions unrelated to initial customer acquisition	12,521	10,885	42,069	42,174
Total costs used in the calculation of CCU	$241,874	$221,938	$973,078	$831,528
Weighted-average number of customers	4,716,185	3,600,393	4,440,822	3,272,347
CCU	$17.10	$20.55	$18.26	$21.18

(8) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit).

Existing business adjusted OIBDA is a non-GAAP financial measure that further adjusts adjusted OIBDA to exclude total revenues attributable to expansion markets launched or to be launched after December 31, 2007 and to the Company’s Cricket Broadband service, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. Adjusted OIBDA and existing business adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and existing business adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. We use adjusted OIBDA and existing business adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and existing business adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, existing business adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and existing business adjusted OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

  they do not reflect capital expenditures;
  although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and existing business adjusted OIBDA do not reflect cash requirements for such replacements;
  they do not reflect costs associated with share-based awards exchanged for employee services;
  they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  they do not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Management understands these limitations and considers adjusted OIBDA and existing business adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and Existing Business Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and existing business adjusted OIBDA (unaudited; in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Operating income	$4,490	$3,803	$31,124	$46,700
Plus depreciation and amortization	113,467	76,609	410,697	331,448
OIBDA	117,957	80,412	441,821	378,148
Less (gain) loss on sale or disposal of assets	1,854	768	418	209
Plus impairment of assets	—	—	639	177
Plus share-based compensation	9,644	9,713	42,713	35,215
Adjusted OIBDA	$129,455	$90,893	$485,591	$413,749
Plus net operating expenses attributable to expansion markets and the Company’s Cricket Broadband service included in total operating expenses	27,852	58,563	202,615	172,031
Existing business adjusted OIBDA	$157,307	$149,456	$688,206	$585,780

CONTACT:
Leap Contacts:
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
Amy Wakeham, Investor Relations
858-882-6084
awakeham@leapwireless.com